Exhibit 10.33
ASSET ACCEPTANCE CAPITAL CORP.

2006 Amendment

          WHEREAS, Asset Acceptance Capital Corp. (the “Company”) maintains Asset Acceptance Capital Corp. 2004 Stock Incentive Plan (the “Plan”);
          WHEREAS, the Board of Directors of the Company may amend the Plan pursuant to Section 9.7 of the Plan;
          WHEREAS, the Board desires to allow select Plan participants to defer the receipt of cash or other compensation and thereby to receive Deferred Stock units;
          NOW, THEREFORE, the Plan shall be amended, effective immediately, as follows:
          1.      Section 1.3(a) of the Plan shall be amended by deleting “or Annual Incentive Award” and replacing the deleted text with “Annual Incentive Award, or Deferred Stock Unit award within the meaning of Section 4.10 of the Plan.”
          2.      Section 4 of the Plan shall be amended by adding the following Section 4.10, entitled “Deferred Stock Units,” immediately after Section 4.9:
     4.10.      Deferred Stock Units
     (a)      Elections to Defer. The Committee may permit any Participant who is a Director, Consultant or member of a select group of management or highly compensated employees (within the meaning of the Code) to irrevocably elect, on a form provided by and acceptable to the Committee (the “Election Form”), forego the receipt of cash or other compensation (including the Shares deliverable pursuant to any Award other than Restricted Shares for which a Section 83(b) Election has been made), and in lieu thereof to have the Company credit to an internal Plan account (the “Account”) a number of Deferred Stock units (“Deferred Stock Units”) having a Fair Market Value equal to the Shares and other compensation deferred. These credits will be made at the end of each calendar month during which compensation is deferred. Each Election Form shall take effect on the first day of the next calendar year (or on the first day of the next calendar month in the case of an initial election by a Participant who first receives an Award, subject to adjustments by the Committee in accordance with Code Section 409A) after its delivery to the Company, unless the Company sends the Participant a written notice explaining why the Election Form is invalid within five business days after the Company receives it. Notwithstanding the foregoing sentence: (i) Election Forms shall be ineffective with respect to any compensation that a Participant earns before the date on which the Company receives the Election Form, and (ii) the Committee may unilaterally make Awards in the form of Deferred Stock Units, regardless of whether or not the Participant foregoes other compensation.
     (b)      Vesting. Unless an Award Agreement expressly provides otherwise, each Participant shall be 100% vested at all times in any Shares subject to Deferred Stock Units.

     (c)      Issuances of Shares. The Company shall provide a Participant with one Share for each Deferred Stock Unit in five substantially equal annual installments that are issued before the last day of each of the five calendar years that end after the date on which the Participant’s Continuous Service terminates, unless —
               (i)      the Participant has properly elected a different form of distribution, on a form approved by the Committee, that permits the Participant to select any combination of a lump sum and annual installments that are completed within ten years following termination of the Participant’s Continuous Service, and
               (ii)      the Company received the Participant’s distribution election form at the time the Participant elects to defer the receipt of cash or other compensation pursuant to this Section 4.10(a), provided that such election may be changed through any subsequent election that (i) is delivered to the Company at least one year before the date on which distributions are otherwise scheduled to commence pursuant to the Participant’s election, and (ii) defers the commencement of distributions by at least five years from the originally scheduled commencement date. Fractional shares shall not be issued, and instead shall be paid out in cash.
     (d)      Crediting of Dividends. Whenever Shares are issued to a Participant pursuant to Section 4.10(c) above, such Participant shall also be entitled to receive, with respect to each Share issued, cash dividends or a number of Shares equal to the sum of (i) any stock dividends, which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued, and (ii) a number of Shares equal to the Shares that the Participant could have purchased at Fair Market Value on the payment date of any cash dividends for Shares if the Participant had received such cash dividends between the Grant Date and the settlement date for the Deferred Stock Units.
     (e)      Emergency Withdrawals. In the event a Participant suffers an unforeseeable emergency within the contemplation of this Section and Section 409A of the Code, the Participant may apply to the Company for an immediate distribution of all or a portion of the Participant’s Deferred Stock Units. The unforeseeable emergency must result from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (within the meaning of Section 152(a) of the Code) of the Participant, casualty loss of the Participant’s property, or other similar extraordinary and unforeseeable conditions beyond the control of the Participant. Examples of purposes which are not considered unforeseeable emergencies include post-secondary school expenses or the desire to purchase a residence. In no event will a distribution be made to the extent the unforeseeable emergency could be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s nonessential assets to the extent such liquidation would not itself cause a severe financial hardship. The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant’s unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The Committee shall determine whether a Participant has a qualifying unforeseeable emergency and the amount which qualifies for distribution, if any. The Committee may require evidence of the purpose and amount of the need, and may establish such application or other procedures as it deems appropriate.

     (f)      Unsecured Rights to Deferred Compensation. A Participant’s right to Deferred Stock Units shall at all times constitute an unsecured promise of the Company to pay benefits as they come due. The right of the Participant or the Participant’s duly-authorized transferee to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company. Neither the Participant nor the Participant’s duly-authorized transferee shall have any claim against or rights in any specific assets, shares, or other funds of the Company.
          3.      Sections 1.2, 1.3, 1.4, 1.5, 1.6, 8.1, 9.2, 9.3, 9.4, 9.5, 9.7, and 9.8 of the Plan shall be amended by inserting “Deferred Stock Units” immediately after “Restricted Stock Units” wherever the latter term appears, and by inserting the singular “Deferred Stock Unit” wherever “Restricted Stock Unit” appears.
          4.      Section 9.6(a) of the Plan shall be amended by adding the following text at the end of its first sentence: “or the settlement of a Deferred Stock Unit Award.”
          Nothing herein shall be held to alter, vary or otherwise affect the terms or conditions of the Plan, except as stated above.
          WHEREFORE, on this 29th day of December, Asset Acceptance Capital Corp. adopts this 2006 Amendment to the Plan.

ASSET ACCEPTANCE CAPITAL CORP.
By:	/s/ Nathaniel F. Bradley IV
Its:Chairman, President and Chief Executive Officer

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